Exhibit 99.1

GLOBAL INDUSTRIAL COMPANY REPORTS SECOND QUARTER 2023 FINANCIAL RESULTS

-Sales of $325.8 Million, Increase 2.3%-
-Operating Income of $29.1 Million; Operating Margin 8.9%-
-Board Declares $0.20 Dividend-

PORT WASHINGTON, NY, August 1, 2023 – Global Industrial Company (NYSE: GIC) today announced financial results for the second quarter ended June 30, 2023.

Performance Summary* (U.S. dollars in millions, except per share data)
Highlights	Quarter Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net sales	$325.8	$318.5	$599.6	$607.1
Gross profit	$112.9	$113.0	$211.3	$220.8
Gross margin	34.7%	35.5%	35.2%	36.4%
Operating income from continuing operations	$29.1	$30.5	$46.9	$60.0
Operating margin	8.9%	9.6%	7.8%	9.9%
Net income from continuing operations	$21.5	$22.6	$34.8	$44.4
Net income per diluted share from continuing operations	$0.56	$0.59	$0.91	$1.16

Net income (loss) from discontinued operations	$0.0	$0.2	$(0.1)	$0.4
Net income (loss) per diluted share from discontinued operations	$0.00	$0.01	$0.00	$0.01
*
Global Industrial Company manages its business and reports using a 52-53 week fiscal year that ends at midnight on the Saturday closest to December 31.  For clarity of presentation, fiscal years and quarters are described as if they ended on the last day of the respective calendar month.  The actual fiscal quarters ended July 1, 2023 and July 2, 2022, respectively. The second quarters of both 2023 and 2022 included 13 weeks and the first six months of both 2023 and 2022 included 26 weeks.

Average daily sales is calculated based upon the number of selling days in each period, with Canadian sales converted to US dollars using the current year's average exchange rate. There were 64 selling days in the U.S. in each of the second quarters of 2023 and 2022, respectively, and in Canada, there were 63 selling days in the second quarter of 2023 and 62 selling days in the second quarter of 2022. There were 128 selling days in the U.S for the six months ended 2023 and 129 selling days in the six months ended 2022. There were 126 selling days in Canada for the six months ended 2023 and 2022, respectively.

Second Quarter 2023 Financial Summary:

•Consolidated sales increased 2.3% to $325.8 million compared to $318.5 million last year. Excluding Indoff, acquired on May 19, 2023, sales declined 5.2%.
•Consolidated gross margin declined to 34.7% compared to 35.5% last year. Excluding Indoff, gross margin was 35.7%, a 20 basis point improvement to prior year.
•Consolidated operating income from continuing operations decreased 4.6% to $29.1 million compared to $30.5 million last year. Excluding Indoff, operating income was $28.0 million, a decrease of 8.2%.
•Net income per diluted share from continuing operations decreased 5.1% to $0.56 compared to $0.59 last year.

Year to Date Q2 2023 Financial Summary:

•Consolidated sales decreased 1.2% to $599.6 million compared to $607.1 million last year. Excluding Indoff, sales declined 5.2% and 4.5% on an average daily sales basis.
•Consolidated gross margin declined to 35.2% compared to 36.4% last year. Excluding Indoff, gross margin was 35.8%.
•Consolidated operating income from continuing operations decreased 21.8% to $46.9 million compared to $60.0 million last year. Excluding Indoff, operating income was $45.8 million, a decrease of 23.7%.
•Net income per diluted share from continuing operations decreased 21.6% to $0.91 compared to $1.16 last year.

Barry Litwin, Chief Executive Officer, said, “We had a very productive second quarter as we continued to execute on our ACE strategy, made further investments in growth initiatives and completed the strategic acquisition of Indoff in late May. Total revenue benefited from the inclusion of Indoff, while organic performance reflects price deflation, and a continuation of the cautious purchasing behavior within our small and medium business customer base's manufacturing sector. Gross margin remained solid as we delivered modest improvement organically, offset by Indoff’s lower margin profile. Given improvements in our online shopping experience, web growth expanded throughout the quarter. Customer acquisition and retention are healthy, and we ended the quarter with modest volume trend improvement.”

“We remain focused on strengthening our business, driving operational excellence, and delivering an exceptional experience and value to our customers. We are making investments across our web and direct sales channels to enhance our competitive position and long-term growth profile. We believe we are well positioned to drive performance as customer sentiment improves. With strong cash flows and a solid balance sheet, we are confident in the resources we have to navigate current market conditions and execute on our organic and strategic growth opportunities.”

At June 30, 2023, the Company had total working capital of $128.1 million, cash and cash equivalents of $44.9 million, excess availability under its credit facility of approximately $79.4 million and $40.3 million outstanding debt utilized to fund the purchase of Indoff. Operating cash flow provided by continuing operations in the quarter was $37.0 million. The Company’s Board of Directors has declared a cash dividend of $0.20 per share to common stock shareholders of record at the close of business on August 14, 2023, payable on August 21, 2023.

Earnings Conference Call Details
Global Industrial Company will host a conference call and question and answer session on its second quarter 2023 results today, August 1, 2023 at 5:00 p.m. Eastern Time. A live webcast of the remarks will be available on the Company’s website at https://investors.globalindustrial.com in the events section. The webcast will also be archived on the website for approximately 90 days.

About Global Industrial Company
Global Industrial Company (NYSE: GIC), through its operating subsidiaries, is a value-added distributor. For more than 70 years Global Industrial has gone the extra mile for its customers and offers more than a million industrial and MRO products, including its own Global Industrial Exclusive BrandsTM. With extensive product knowledge and a solutions-based approach, Global Industrial helps customers solve problems and be more successful. At Global Industrial, "We can supply that®".

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of that term in the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934). Additional written or oral forward-looking statements may be made by the Company from time to time in filings with the Securities and Exchange Commission or otherwise. Any such statements that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on management's estimates, assumptions and projections and are not guarantees of future performance. When used in this release, the words "anticipates," "believes," "estimates," "expects," "intends," and "plans" and variations thereof and similar expressions are intended to identify forward-looking statements. Forward-looking statements in this report are based on the Company’s beliefs and expectations as of the date of this report and are subject to risks and uncertainties which may have a significant impact on the Company’s business, operating results or financial condition. Investors are cautioned that these forward-looking statements are inherently uncertain and undue reliance should not be placed on them. Important risk factors that may affect our future results of operations and financial condition are detailed from time to time in our Securities and Exchange Commission filings. We undertake no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unexpected events, except as may be required by applicable law.

Investor/Media Contacts:
Mike Smargiassi/ Ryan Golden
The Plunkett Group
212-739-6729
mike@theplunkettgroup.com/ ryan@theplunkettgroup.com

GLOBAL INDUSTRIAL COMPANY
Condensed Consolidated Statements of Operations – Unaudited
(In millions, except per share amounts)

	Quarter Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net sales	$325.8	$318.5	$599.6	$607.1
Cost of sales	212.9	205.5	388.3	386.3
Gross profit	112.9	113.0	211.3	220.8
Gross margin	34.7%	35.5%	35.2%	36.4%
Selling, distribution and administrative expenses	83.8	82.5	164.4	160.8
Operating income from continuing operations	29.1	30.5	46.9	60.0
Operating margin	8.9%	9.6%	7.8%	9.9%
Interest and other expense, net	0.3	0.3	0.5	0.7
Income from continuing operations before income taxes	28.8	30.2	46.4	59.3
Provision for income taxes	7.3	7.6	11.6	14.9
Net income from continuing operations	21.5	22.6	34.8	44.4
Net income (loss) from discontinued operations	0.0	0.2	(0.1)	0.4
Net income	$21.5	$22.8	$34.7	$44.8

Net income per common share from continuing operations:
Basic	$0.56	$0.59	$0.91	$1.16
Diluted	$0.56	$0.59	$0.91	$1.16

Net income (loss) per common share from discontinued operations:
Basic	$0.00	$0.01	$0.00	$0.01
Diluted	$0.00	$0.01	$0.00	$0.01

Net income per common share:
Basic	$0.56	$0.60	$0.91	$1.17
Diluted	$0.56	$0.60	$0.91	$1.17

Weighted average common and common equivalent shares:
Basic	38.1	38.0	38.1	37.9
Diluted	38.2	38.1	38.2	38.0

GLOBAL INDUSTRIAL COMPANY
Condensed Consolidated Balance Sheets – Unaudited
(In millions)

	June 30,	December 31,
	2023	2022
Current assets:
Cash and cash equivalents	$44.9	$28.5
Accounts receivable, net	140.5	108.0
Inventories	164.3	179.4
Prepaid expenses and other current assets	9.7	9.8
Total current assets	359.4	325.7
Property, plant and equipment, net	20.6	21.0
Operating lease right-of-use assets	90.7	90.3
Goodwill and intangibles	71.5	6.6
Other assets	11.8	11.6
Total assets	$554.0	$455.2

Current liabilities:
Accounts payable and accrued expenses	$177.1	$140.1
Short-term debt	40.3	0.6
Operating lease liabilities	13.9	12.4
Total current liabilities	231.3	153.1
Operating lease liabilities	88.0	89.1
Other liabilities	2.9	2.6
Shareholders’ equity	231.8	210.4
Total liabilities and shareholders’ equity	$554.0	$455.2

GLOBAL INDUSTRIAL COMPANY
Condensed Consolidated Statements of Cash Flows - Unaudited
(In millions)

	Six Months Ended June 30,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income from continuing operations	$34.8	$44.4
Adjustments to reconcile net income from continuing operations to net cash provided by (used in) operating activities:
Depreciation and amortization	2.6	1.8
Stock-based compensation	1.2	2.4
Provision for deferred taxes	0.1	(0.3)
Change in working capital	25.4	(51.4)
Other, net	1.4	1.0
Net cash provided by (used in) operating activities from continuing operations	65.5	(2.1)
Net cash used in operating activities from discontinued operations	(0.2)	0.0
Net cash provided by (used in) operating activities	65.3	(2.1)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(1.4)	(2.1)
Purchase of Indoff, net of cash acquired	(72.3)	0.0
Net cash used in investing activities from continuing operations	(73.7)	(2.1)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds of short-term borrowings	39.7	25.5
Dividends paid	(15.3)	(13.9)
Stock-based compensation share issuances, net	0.5	0.9
Net cash provided by financing activities from continuing operations	24.9	12.5

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(0.1)	(0.2)

NET INCREASE IN CASH	16.4	8.1
CASH AND CASH EQUIVALENTS – BEGINNING OF PERIOD	28.5	15.4
CASH AND CASH EQUIVALENTS – END OF PERIOD	$44.9	$23.5